News For Release: Monday, Dec. 19, 2016, 10:00 a.m. EST GM Announces Kathryn Marinello to Resign from Board of Directors DETROIT – General Motors Co. Chairman and CEO Mary Barra announced today that Kathryn Marinello has elected to resign from GM’s Board of Directors effective immediately. The announcement comes following Marinello’s appointment as president and chief executive officer of Hertz Global Holdings effective Jan. 3, 2017. Marinello joined GM’s board in July 2009. “On behalf of the board and the entire GM family, I’d like to personally thank Kathy for her many contributions to our company over the last seven years,” Barra said. “She brought us valuable insight and counsel in many areas, from automotive financing and IT to the voice of the customer. Kathy will definitely be missed, and we wish her all the best with her exciting new opportunity.” Marinello has served as senior advisor of Ares Management LLC, a global asset manager, since rejoining the company in March 2014. Prior to that she served as chairman and chief executive officer of Stream Global Services, Inc., a global business process outsource service provider specializing in customer relationship management, since August 2010. Marinello served as senior advisor and consultant at Providence Equity Partners LLC, a private equity firm, and Ares from June to August 2010. She served as chairman and chief executive officer of Ceridian Corporation, a human resources outsourcing company, from December 2007 to January 2010 and president and chief executive officer from 2006 to 2007. Prior to joining Ceridian, Marinello spent 10 years at General Electric Company, serving in a variety of senior roles, including president and chief executive officer of GM Fleet Services, a division of GE, from 2002 to 2006. # # # General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest- growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at gm.com. Exhibit 99.1

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